Exhibit 99.1

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UNITED STATES DISTRICT COURT FOR

THE SOUTHERN DISTRICT OF NEW YORK

KYLE T. KARMAZYN,	)
)
Plaintiff,	)	Case No.
)
v.	)	JURY TRIAL DEMANDED
)
DEL FRISCO’S RESTAURANT GROUP,	)
INC., IAN R. CARTER, NORMAN J.	)
ABDALLAH, PAULINE J. BROWN, DAVID	)
B. BARR, WILLIAM LAMAR, JR., and	)
JOSEPH REECE,	)
)
Defendants.

COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff, by his undersigned attorneys, for this complaint against defendants, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel, as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This is an action brought by Plaintiff against Del Frisco’s Restaurant Group, Inc. (“Del Frisco’s” or the “Company”) and the members of the Company’s board of directors (collectively referred to as the “Board” or the “Individual Defendants” and, together with Del Frisco’s, the “Defendants”) for their violations of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (“Exchange Act”), 15 U.S.C. §§ 78n(a), 78t(a) respectively, and United States Securities and Exchange Commission (“SEC”) Rule 14a-9, 17 C.F.R. § 240.14a-9. Plaintiff’s claims arise in connection with the proposed merger of Del Frisco’s with Harlan Parent, Inc. (“Harlan” or “Parent”) and Harlan Merger Sub, Inc. (“Merger Sub” and, together with Harlan, “L Catterton”) (the “Proposed Transaction”).

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2. On June 23, 2019, Del Frisco’s entered into an agreement and plan of merger (the “Merger Agreement”), whereby stockholders of Del Frisco’s common stock will receive the right to receive $8.00 for each share of Del Frisco’s common stock they own (the “Merger Consideration”).

3. On July 23, 2019, in order to convince Del Frisco’s’ public common stockholders to vote in favor of the Proposed Transaction, the Defendants authorized the filing of a materially incomplete and misleading Schedule 14(a) Preliminary Proxy Statement (the “Proxy”) with the Securities and Exchange Commission (“SEC”).

4. In particular, the Proxy contains materially incomplete and misleading information concerning: (i) financial projections and related analyses completed by Del Frisco’s’ financial advisor with respect to the Proposed Transaction, Piper Jaffray & Co. (“Piper Jaffray”); (ii) the data and inputs underlying the financial valuation performed by Piper Jaffray; (iii) potential conflicts of interest on the part of Piper Jaffray; and, (iv) information underlying the negotiation of the Proposed Transaction and potential conflicts of interest on the part of the Individual Defendants.

5. The special meeting of Del Frisco’s’ stockholders to vote on the Proposed Transaction is going to be scheduled soon, and consummation of the Proposed Transaction will follow thereafter (the “Stockholder Vote”). It is therefore imperative that the material information that has been omitted from the Proxy is disclosed prior to the Stockholder Vote so Del Frisco’s’ stockholders can properly exercise their corporate voting rights.

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6. For these reasons, and as set forth in detail herein, Plaintiff asserts claims against Defendants for violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9. Plaintiff seeks to enjoin Defendants from taking any steps to consummate the Proposed Transaction unless and until the material information discussed below is disclosed to Del Frisco’s’ public common stockholders sufficiently in advance of the upcoming stockholder vote or, in the event the Proposed Transaction is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act.

JURISDICTION AND VENUE

7. This Court has jurisdiction over all claims asserted herein pursuant to Section 27 of the 1934 Act because the claims asserted herein arise under Sections 14(a) and 20(a) of the 1934 Act and Rule 14a-9.

8. Personal jurisdiction exists over each Defendant either because the Defendant conducts business in or maintains operations in this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction over each Defendant by this Court permissible under the traditional notions of fair play and substantial justice. “Where a federal statute such as Section 27 of the [Exchange] Act confers nationwide service of process, the question becomes whether the party has sufficient contacts with the United States, not any particular state.” Sec. Inv’r Prot. Corp. v. Vigman, 764 F.2d 1309, 1315 (9th Cir. 1985). “[S]o long as a defendant has minimum contacts with the United States, Section 27 of the Act confers personal jurisdiction over the defendant in any federal district court.” Id. at 1316.

9. Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as 28 U.S.C. § 1391, because Defendants are found or are inhabitants or transact business in this District. Indeed, Del Frisco’s’ common stock trades on the Nasdaq Global Select Market (“Nasdaq”), a market that is headquartered in this District. See, e.g., United States v. Svoboda, 347 F.3d 471, 484 n.13 (2d Cir. 2003) (collecting cases).

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PARTIES

10. Plaintiff Karmazyn is, and has been continuously throughout all times relevant hereto, the owner of Del Frisco’s common stock.

11. Defendant Del Frisco’s is a Delaware corporation and maintains its principal executive office at 2900 Ranch Trail, Irving, Texas 75063. Del Frisco’s “develops, owns and operates four contemporary and complementary restaurants: Del Frisco’s Double Eagle Steakhouse (“Double Eagle”), Barcelona Wine Bar (“Barcelona”), bartaco (“bartaco”), and Del Frisco’s Grille (“Grille”), with 78 restaurants across 17 states and Washington, D.C.” Proxy, 1. Proxy, 1. The Company’s common stock trades on the Nasdaq under the ticker symbol “DFRG.” Id.

12. Individual Defendant Ian R. Carter (“Carter”) is and has been Chairman of the Del Frisco’s Board and a member of its Board since April 2015.

13. Individual Defendant Norman J. Abdallah (“Abdallah”) is and has been Del Frisco’s’ Chief Executive Officer since November 2016 and has served as a member of the Del Frisco’s Board since 2011.

14. Individual Defendant Pauline J. Brown (“Brown”) is and has been a member of the Del Frisco’s Board since April 2017.

15. Individual Defendant David B. Barr (“Barr”) is and has been a member of the Del Frisco’s Board since July 2012.

16. Individual Defendant William Lamar, Jr. (“Lamar”) is and has been a member of the Del Frisco’s Board since December 2013.

17. Individual Defendant Joseph Reece (“Reece”) is and has been a member of the Del Frisco’s Board since February 2019.

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18. The defendants identified in Paragraphs 12 through 17 above are collectively referred to herein as the “Board” or the “Individual Defendants,” and together with the Company, the “Defendants.”

SUBSTANTIVE ALLEGATIONS

Background of the Company and the Proposed Transaction

19. According to its Website, since 1981, Del Frisco’s “has been celebrating life in restaurants by creating unforgettable experiences for our guests. Genuine hospitality, coupled with the highest quality food and award-winning beverage programs, continue to be at the foundation of our success.”

20. Del Frisco’s was founded in 1981 and became a publicly traded company with its initial public offering in 2012.

21. Since going public in 2012, and particularly over the past two years, Del Frisco’s has grown by leaps and bounds. Indeed, the Company acquired Barcelona and bartaco in June 2018 for $325 million.

22. The Proposed Transaction comes at a time when Del Frisco’s’ recent and future success was not fully reflected by its share price. The Proposed Transaction will “compensate” Del Frisco’s stockholders with cash that fails to adequately compensate them for the intrinsic value of their shares.

23. Despite Del Frisco’s’ intrinsic value and growth prospects, the Individual Defendants are agreeing to sell the Company and depriving its stockholders of the ability to partake in the Company’s future growth. The Individual Defendants breached their fiduciary duties owed to the Company’s stockholders by agreeing to the Proposed Transaction for the unfair Merger Consideration, and by allowing the unfair and flawed sales process to unfold in the manner that it did, which will cause Plaintiffs and the Class to receive an inadequate Merger Consideration.

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The Background of the Proposed Transaction

24. On November 30, 2018, the Del Frisco’s Board held a regularly scheduled meeting wherein the Board discussed “certain rumors of accumulations of large stakes in the Company[.]” Proxy, 27.

25. These rumors became public on December 5, 2018, when The Wall Street Journal published an article “stating that Engaged Capital had acquired nearly 10% of the outstanding shares of the Company’s common stock.” Id. The Board held a telephonic meeting on December 5, 2018 to discuss overtures from Glenn W. Welling (“Welling”) the founding partner, principal, and chief investment officer of Engaged Capital, and adopted a “short-term stockholder rights plan” to “reduce the likelihood that any person or group would gain control of the Company through open market accumulation without appropriately compensating the Company’s stockholders for such control.” Id. Carter, Abdallah, and Welling “held various meetings, phone calls, and exchanged correspondence regarding Engaged Capital’s perspectives on the Company” over the next two weeks. Id.

26. On December 20, 2019, the Board held a telephonic meeting attended by members of the Company’s management, ICR, Inc. (“ICR”, the Company’s public relations consultant), Kirkland & Ellis LLP (“Kirkland”, the Company’s outside legal counsel), and Piper Jaffray. Proxy, 28. Following the departure of ICR and Piper Jaffray, the Board formed a Strategic Alternatives Review Committee (the “Committee”) “to assist with, among other things, identifying, exploring and evaluating possible strategic alternatives of the Company, monitoring any potential conflicts of interest that may arise, reporting to the Board of Directors on

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developments throughout such process, and negotiating any transaction related to any strategic alternatives, and to make a recommendation to the Board of Directors with respect to pursuing any strategic alternatives.” Id. The Board appointed Barr and Brown to the Committee and unanimously agreed to engage Piper Jaffray as financial advisor regarding these strategic alternatives. Id.

27. Later on, December 20, 2018, the Company issued a press release announcing the Board had “formed the Committee to assist with its review and consideration of a full range of options focused on maximizing shareholder value, including a possible sale of the Company or its individual dining concepts.” Id. The Company subsequently received “inbound inquiries from 20 parties expressing their interest in participating in a sale process, 17 of whom the Committee, with the assistance of Piper Jaffray, viewed as credible and would be subsequently invited to participate in the sale process in January 2019.” Id. The Proxy does not state whether L Catterton was one of the 20 parties who expressed interest.

28. The following day, December 21, 2018, Welling sent an email to Carter “requesting that Joseph Reece and one other individual (“Candidate A”) be appointed to the Board of Directors and the Committee.” Proxy, 28. The Proxy does not state what Reece and Candidate A’s relationships, if any, with Engaged Capital were or why Welling and Engaged Capital requested that they be appointed to the Board and the Committee. From early January 2019 until early February 2019, Abdallah and Carter engaged in “multiple discussions” with Welling, which were “primarily focused on the terms of a potential cooperation agreement between the Company and Engaged Capital and the potential appointment of Mr. Reece, Candidate A, and, after Candidate A concluded that Candidate A had a conflict of interest that prohibited Candidate A from serving on the Board of Directors, another individual (“Candidate

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B”) to the Board of Directors.” Proxy, 29. The Proxy does not state why Candidate A concluded that Candidate A had a conflict of interest, and further does not state whether the facts underlying Candidate A’s conclusions were known to Welling, Abdallah, and/or Carter throughout their discussions of Candidate A as a potential member of the Company’s Board.

29. On January 23, 2019, the Committee held a telephonic meeting with representatives of Kirkland and Piper Jaffray. Proxy, 29. At the meeting, Piper Jaffray “reviewed in detail with the Committee a suggested list of 87 parties that Piper Jaffray believed, based on its professional judgment and experience, would be potentially interested in participating in a sale process with the Company[.]” Id. The Committee requested that “four additional parties be added to the interested parties list,” and directed Piper Jaffray to reach out to all interested parties and prepare Company Projections. Id. The Proxy does not state whether L Catterton was one of the 87 parties that Piper Jaffray believed would be interested or one of the “four additional parties” that the Committee requested that Piper Jaffray add to its list. Kirkland also reviewed with the Committee the terms of a proposed form confidentiality agreement that would be provided to interested parties, “which contained customary standstill provisions[.]” Id. The Committee authorized Piper Jaffray to distribute the form confidentiality agreement to interested parties and authorized the Company’s management and Kirkland to negotiate and execute confidentiality agreements on behalf of the Company. Id. Following the meeting, Piper Jaffray commenced the initial outreach to the 91 parties on its list. Id. Piper Jaffray also began working on a confidential information memorandum (“CIM”) that would be provided to potential interested parties, and which would include “among other things, a summary of the Company Projections.” Id.

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30. On January 24, 2019, the Nominating and Corporate Governance Committee of the Board of Directors (the “NomGov Committee”) interviewed Reece and Candidate B. Proxy, 29. Over the following week, Kirkland and Engaged Capital’s legal counsel negotiated a cooperation agreement pursuant to which Reece would be appointed to the Board and become Chairman of the Committee. Proxy, 29-30. The Proxy does not state what steps, if any, the Company took to ensure there were no conflicts of interest regarding making Reece the new Chairman of the Committee when Reece’s presence on the Board was apparently tied to the Board’s wish to avoid hostile takeover. The Proxy also does not state why Welling and Engaged Capital requested to have Reece on the Board or whether Reece had negotiated other Mergers where Engaged was a stockholder.

31. On February 8, 2019, the Committee had a telephonic meeting with Reece, its newly appointed Chairman, members of Company’s management, Piper Jaffray, and Kirkland. “At the request of a representative of Kirkland, Reece confirmed that he had no agreements, arrangements or understandings, including with respect to compensation of any kind, with Engaged Capital, and that he otherwise had no actual or potential conflicts of interest with any of the Company’s directors, management, advisors, stockholders or interested parties in the sale process.” Proxy, 30-31. The Proxy does not state whether Reece had disclaimed the possibility of any conflicts of interest prior to being appointed Chairman of the Committee and a member of the Board. At this meeting, Piper Jaffray updated the Committee on the sale process, reporting that 25 interested parties had executed confidentiality agreements, five financial sponsor parties had participated in introductory meetings, and 12 parties had declined to participate in the sale process, “citing, among other reasons, Company-specific reasons and macroeconomic (and recessionary) risks.” Id. The Proxy does not state whether the 25 interested parties that had executed confidentiality agreements were, in fact, subject to the material provisions of the standstill agreements in the form confidentiality agreements. The Proxy also does not state the “Company-specific reasons” that were cited by the parties that declined to participate.

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32. On February 15, 2019, the Committee held another telephonic meeting with Piper Jaffray and Kirkland. Proxy, 31. Piper Jaffray updated the Committee regarding the sale process, reporting that an additional three financial sponsor parties had declined to participate in the sale process citing, “among other reasons, Company-specific reasons and macroeconomic (and recessionary) risks.” Id. The Proxy does not state the “Company-specific reasons” that were cited by the parties that declined to participate. The Committee, Piper Jaffray, and Kirkland discussed the “next steps,” which included finalizing and distributing the CIM, distributing a bid process letter, and the preparation of the Company Projections by the Company’s management. Id.

33. On February 22, 2019, the Board held an in-person meeting with Company management and Piper Jaffray. Proxy, 32. Piper Jaffray reported that 93 parties had been contacted, and that 41 of those parties had executed confidentiality agreements, and that 15 parties had declined to participate, “citing as additional reasons to those previously summarized, among others, public company valuation concerns and the relatively small market capitalization being below the targeted equity investment range for some financial sponsor parties.” Id. The Proxy does not state whether all of the 41 interested parties that had executed confidentiality agreements were, in fact, subject to the material provisions of the standstill agreements in the form confidentiality agreements. The Proxy also does not state what the “public company valuation concerns” were. The Board also “engaged in a detailed discussion and asked questions on, among other items, the underlying inputs and assumptions in the Company Projections,” (the “Initial Preliminary Company Projections”) and “provided comments on the CIM and the Company

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Projections and with such changes, authorized the distribution of the CIM and the Company Projections to interested parties in the sale process.” Id. The Proxy does not state the substance of this “detailed discussion,” the nature of the questions on the underlying inputs and assumptions in the projections, the comments that the Board required be addressed prior to distribution, or the effect these revisions would have on the Company’s valuation.

34. On March 1, 2019, the Committee held a telephonic meeting with Company management, Piper Jaffray and Kirkland. Proxy, 32. At this meeting, Piper Jaffray reviewed with the Committee “the finalized CIM that reflected comments” from the Board, a supplemental data pack presentation, and a proposed bid process letter requesting non-binding preliminary proposals, including an indication price, by the first round bid deadline of March 28, 2019, which “contemplated that interested parties may submit alternative proposals to acquire the Company or one or more of its operating segments.” Id. The Proxy does not disclose how the Company Projections in the “finalized CIM” (the “Revised Preliminary Company Projections”) were different from the Initial Preliminary Company Projections. The Proxy also does not disclose whether the bid process letter contemplated proposals that included stock-based compensation or just cash-based compensation.

35. On March 15, 2019, the Committee held a telephonic meeting with Company management, Piper Jaffray and Kirkland. At this meeting, Piper Jaffray reported that 99 parties had been contacted, 53 parties had executed confidentiality agreements and received the CIM and supplemental data pack, and 35 parties were unresponsive or had declined interest, “citing as additional reasons to those previously summarized, among others, hesitation to invest in fine dining concepts and difficulty in making an offer that would represent a premium to the Company’s trading price.” Proxy, 32-33. The Proxy does not state whether all of the 53

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interested parties that had executed confidentiality agreements were, in fact, subject to the material provisions of the standstill agreements in the form confidentiality agreements. At the request of Kirkland, “each of the directors and members of the Company’s management disclosed their respective relationships, if any, with various interested parties that were then participating in the sale process,” none of which “necessitated the Committee to consider changing the composition of the Committee or a recusal of its members’ involvement in any portion of the sale process.” Proxy, 33. The Proxy does not state these relationships, and does not state whether these relationships had previously been disclosed to the Company prior to Kirkland’s request.

36. On March 22, 2019, the Board held a telephonic meeting with Company management, Piper Jaffray, and Kirkland. At this meeting, Piper Jaffray “presented in detail its preliminary valuation analyses of the Company based on the Company Projections, which included, among other things, a selected public companies’ analysis, selected precedent transaction analysis, and discounted cash flows analysis.” The Proxy does not state whether Piper Jaffray had also performed a valuation analysis of the Company based on the Initial Preliminary Company Projections or only based on the Revised Preliminary Company Projections, and if so, how the valuation of the Company was different based on the inputs and assumptions underlying the Initial Preliminary Company Projections as compared to the inputs and assumptions underlying the Revised Preliminary Company Projections.

37. On March 28 and March 29, 2019, the Company received, among other proposals, the following non-binding preliminary proposals to acquire the Company and its various dining concepts, which Piper Jaffray subsequently recommended move on to the next round:

•

L Catterton proposed $9.50-$10.00 per share for all outstanding shares of the Company, and also made alternative proposals of $280-$305 million in cash for Barcelona and bartaco or $190-$215 million for bartaco;

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•	Party A proposed $9.00-$10.50 per share in cash for all outstanding shares;

•	Party B proposed $9.00-$10.00 per share in cash for all outstanding shares;

•	Party C proposed $240-260 million for bartaco;

•	Party D proposed $115-$125 million for Barcelona;

•	Party E proposed $335-$355 million for Barcelona and bartaco; and

•

Party H proposed alternative proposals of: (a) in respect of Double Eagle, between 6x and 7x 2018 adjusted brand EBITDA of $36.2 million in cash, and (b) in respect of Grille, between 6x and 7x adjusted brand EBITDA in cash for the acquisition of select Grille locations where 2018 cash restaurant-level EBITDA exceeds $1 million, and potential interest in acquiring certain other Grille locations below such threshold at a price to be determined following due diligence review.

Proxy, 34-35.

38. On March 31, 2019, the Committee unanimously determined to advance these proposals to the next round and to remove any other parties who had submitted proposals from consideration, but no decision was made with respect to any additional parties that had not submitted preliminary proposals but were expected to. Proxy, 35-36.

39. On April 23, 2019, at the request of Kirkland, Piper Jaffray provided the Company with an updated disclosure of its material investment banking relationships with the seven interested parties in the sale process. Proxy, 36. The Proxy does not state these relationships.

40. On April 29, 2019, Party L submitted a non-binding preliminary proposal to acquire the Company for $9.00-$11.00 per share in cash. Proxy, 36. Party L was permitted to move forward in the sale process. The Proxy does not state whether Party L’s proposal indicated how Party L anticipated financing its proposal.

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41. On May 7, 2019, the Company reported its fiscal first quarter 2019 financial results and reiterated fiscal year 2019 guidance. Proxy, 37. On May 16, 2019, the Company issued a press release announcing additional synergies and General and Administrative cost savings, including through “a reduction in its labor force,” and made supplemental financial information regarding the fiscal first quarter of 2019 to the remaining interested parties. Id. On May 20, 2019, a news story was released stating that “the Company received proposals to acquire the Company for approximately $9.00 per share.” The Proxy does not state whether this information was leaked to the press by, or on behalf of, the Company.

42. On May 22 and May 23, 2019, the Company received the following updated preliminary proposals in accord with the second round of the sales process:

•

L Catterton proposed to purchase the Company for $9.00 per share, and also proposed to purchase Barcelona and bartaco, only, for $335-$350 million in cash, stating “the decrease in its proposal was attributable to the performance of new units and increase in overall costs associated with the transaction.”

•

Party A proposed to purchase the Company for $8.75 per share, “citing a reduction form its initial proposal due to the Company’s increase in net debt levels of approximately $10 million, which represented approximately $0.25 per share. Subsequently Party A sent a revised updated proposal of $8.75 to $10.00 per share (with a specified midpoint price of $9.38 per share).” The Proxy does not state when Party A made this “subsequent” proposal.

•	Party C proposed to acquire bartaco for $225 million in cash.

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•

Party L proposed to acquire Double Eagle and Grille for $315 million, and also requested a three-week exclusivity period. On May 24, 2019, Party L submitted a proposal to acquire all of the Company’s shares for $8.75 per share.

•	Parties B, D, and H declined to submit updated proposals.

Proxy, 37-38.

43. On May 24, 2019, the Committee held a telephonic meeting with Company management, Piper Jaffray, and Kirkland to discuss the updated proposals. Proxy, 38. The Committee directed Piper Jaffray to distribute to the interested parties the proposed draft merger agreement and request that such interested parties submit any comments by June 12, 2019 “to review and potentially engage with interested parties on the material terms of the proposed merger agreement in advance of the final proposal deadline.” Proxy, 38. The Proxy does not state whether the proposed draft merger agreement included no-shop, go-shop, or keep-shop provisions.

44. On May 27, after the Committee indicated that Party L’s proposal of $8.75 per share “would not be adequate, Party L submitted an updated proposal to acquire all of the Company’s outstanding shares for $9.00 per share[.]” Proxy, 38.

45. On June 4, 2019, the Company’s management prepared “updated Company Projections based on its updated best estimates and expectations incorporating actual results for fiscal year ending 2019, actual results for the first quarter 2019, and included revised projection assumptions for the fiscal years ending 2019 through 2024 based on actual year-to-date results for the fiscal year ending 2019” (the “Final Company Projections”). Proxy, 39.

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46. On June 19, 2019, L Catterton submitted its final proposal to acquire the Company for $7.50 per share, “a decrease from the initial proposal of $9.00 per share, which L Catterton attributed to, among other reasons, unanticipated transaction costs and expenses, severance payments, and increases in the Company’s outstanding indebtedness and capitalization, which in the aggregate, L Catterton calculated to be over $50 million.” Proxy 40. The Proxy does not state whether these severance payments were “unanticipated” because the Company was negotiating them with management or directors while the merger price was being negotiated. The Proxy also does not state why the other items were “unanticipated” at the time L Catterton submitted its Second-Round proposal, after L Catterton had done due diligence. As of June 19, 2019, L Catterton “was the only interested party that submitted a final written proposal,” and there is no indication that Party L ever submitted a final written proposal. Proxy, 41. After the meeting Reece contacted L Catterton’s financial advisor, Credit Suisse, to convey that L Catterton would need to increase its purchase price in order for the Company to continue engaging with L Catterton. Id. Later that day, L Catterton verbally submitted a revised proposal of $8.00 per share, which L Catterton indicated was its “best and final” offer. Id.

47. On June 21, 2019, the Committee held a telephonic meeting with Company management, Lamar, Piper Jaffray, and Kirkland. Proxy, 41. At the meeting, Piper Jaffray “reviewed with the Committee its valuation analyses presentation based on the latest Company Projections and April 2019 financial information made available to interested parties, noting that while the implied value of a sale of parts of the Company to multiple interested parties, based on the headline prices received for the Company’s individual dining concepts, may be modestly higher than L Catterton’s proposal of $8.00 per share, the feedback Piper Jaffray had received from the interested parties on the individual dining concepts was that “break-up” costs have not been fully accounted for in their price indications,” and that “such costs could meaningfully reduce the aggregate value of the proposals on the individual dining concepts and likely result in

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a lower implied value than L Catterton’s proposal of $8.00 per share.” Id. “Following the departure of the Company’s management and Piper Jaffray, the Committee held a discussion on the broad range of the strategic alternatives that Piper Jaffray presented on and concluded that a sale of the Company to a single buyer, as presented by the transaction with L Catterton, would be in the best interests of the Company’s stockholders relative to the other strategic alternatives considered, including the Company’s standalone plan, but agreed that in the event the sale of the Company is no longer a viable option, the sale of bartaco coupled with operational changes at the Company should be given serious consideration.” The Proxy does not state whether Company management, the Board, or Piper Jaffray attempted to quantify or estimate the amount of the break-up costs.

48. On June 23, 2019, the Committee held a telephonic meeting with Kirkland, and “unanimously determined to recommend that the Board of Directors approve the transaction with L Catterton and designated Mr. Reece, as Chairman of the Committee, to present the Committee’s recommendation to the Board of Directors and the factors that the Committee considered in reaching its recommendation.” Proxy, 43. Following the Committee meeting, the Board held a meeting, where Reece advised the Board that the Committee “unanimously recommended that the Board approve the transaction with L Catterton,” subject to resolution of open issues regarding the voting agreement between Engaged Capital and L Catterton. Proxy, 43-44. Later that day, the Board held a second meeting, noting that the open issues regarding the voting agreement between Engaged Capital and L Catterton was “nearly finalized and would permit Engaged Capital to sell its shares of the Company’s common stock on the open market after 10 business days from the date of signing the merger agreement at a price below $8.00 per share.” Proxy, 44. The Proxy does not state whether the “nearly finalized” agreement contemplated a

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specific upper-bound to the price that was below $8.00 per share or permitted Engaged Capital to sell its shares at any “price below $8.00 per share.” The Board then unanimously resolved to recommend that the Company’s stockholders vote in favor of the Proposed Transaction, and the Company, Parent, and Merger Sub executed the Merger Agreement and related transaction documents. Proxy, 45. Prior to the commencement of trading on June 24, 2019, the Company and L Catterton issued a join press release, which stated, in part:

Del Frisco’s Restaurant Group, Inc. to Be Acquired by L Catterton

June 24, 2019

Stockholders to Receive $8.00 in Cash Per Share

IRVING, Texas, June 24, 2019 (GLOBE NEWSWIRE) — Del Frisco’s Restaurant Group, Inc. (the “Company” or “Del Frisco’s”) (NASDAQ: DFRG) and L Catterton, the largest and most global consumer-focused private equity firm, today announced that they have entered into a definitive agreement under which affiliates of L Catterton (the “Purchaser”) will acquire the Company in an all cash transaction valued at approximately $650 million. Del Frisco’s stockholders will receive $8.00 per share, representing a 22% percent premium to the closing share price on December 19, 2018, the last trading day prior to Company’s announcement of a strategic alternatives process, and a premium of approximately 21% to the 30-day volume weighted average price ended on June 21, 2019.

The agreement was unanimously approved by Del Frisco’s Board of Directors following a thorough review of a full range of strategic alternatives by Del Frisco’s Strategic Alternatives Review Committee (the “Committee”), which was first announced on December 20, 2018. The transaction is expected to be completed by the fourth quarter of 2019, subject to approval by Del Frisco’s stockholders, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as well as other customary closing conditions. Engaged Capital and certain of its affiliates, collectively holding nearly 10% of the outstanding shares of the Company, have entered into voting agreements committing them to, among other things and subject to its terms, vote in favor of adopting the acquisition agreement.

“Over the course of our review, the Committee evaluated a full range of strategic, financial and capital structure alternatives to best serve the interests of our stockholders. After a thorough process, including considering Del Frisco’s current operations and future prospects, the Committee and the Board is confident that this transaction offers the most promising opportunity to realize the highest value for our stockholders,” said Joe Reece, Committee Chairman, Del Frisco’s Restaurant Group, Inc.

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“In consultation with our outside advisors, the Board has been evaluating several strategic and financial alternative options since December 2018. This transaction offers immediate liquidity at a significant premium for our stockholders while providing the best path forward for our Del Frisco’s brands, our employees, and loyal guests,” said Ian R. Carter, Board Chairman, Del Frisco’s Restaurant Group, Inc.

“L Catterton brings a distinguished track record of fostering the growth and success of world class experiential brands. Together with their deep operational expertise in the restaurant industry, I am confident L Catterton will be a great long-term partner,” said Norman Abdallah, Chief Executive Officer, Del Frisco’s Restaurant Group, Inc.

Del Frisco’s comprises four leading brands across two distinct business lines — Del Frisco’s Grille and Del Frisco’s Double Eagle Steakhouse in the steak and grill category, and bartaco and Barcelona Wine Bar in the upscale regionally-inspired cuisine category. Upon the close of the transaction, L Catterton plans to run the bartaco and Barcelona Wine Bar businesses separately from the steakhouse brands in order to nurture the unique attributes of the brands.

“At L Catterton, we bring more than just capital – we bring significant operational expertise to our investments,” said Andrew Taub, Managing Partner at L Catterton. “Over the last 30 years, L Catterton has invested in nearly 30 restaurant concepts globally to create a number of industry leaders. Del Frisco’s has four outstanding brands in two distinct and attractive categories – upscale regionally-inspired cuisine, and steak and grill. We’re excited to partner with the Company to harness the power of these brands by operating the upscale regionally-inspired brands separately from the steak and grill concepts.”

L Catterton has invested in restaurant concepts such as Bloomin’ Brands Inc. (including Outback Steakhouse, Fleming’s Prime Steakhouse, Carrabba’s Italian Grill, and Bonefish Grill), CÉ LA VI, Cheddar’s Scratch Kitchen, Crystal Jade, Culinary Concepts by Jean-Georges, P.F. Chang’s, Uncle Julio’s and many more.

Piper Jaffray & Co. acted as financial advisor and Kirkland & Ellis LLP acted as legal counsel to Del Frisco’s and its Board of Directors. Credit Suisse served as financial advisor and Gibson Dunn LLP served as legal advisor to L Catterton.

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49. Rather than continuing to build upon Del Frisco’s’ improving prospects, the Offer Consideration being offered to Del Frisco’s’ public shareholders in the Proposed Transaction is unfair and grossly inadequate because, among other things, the intrinsic value of Del Frisco’s common stock is materially in excess of the amount offered given the Company’s recent financial performance and its prospects for future growth and earnings. Around the time Engaged Capital was engaging in its stock accumulation campaign, it described Del Frisco’s restaurants as trading “well below their intrinsic value,” with Welling explaining that “the value of [Del Frisco’s dining concepts is clearly not reflected in the company’s enterprise valuation.” A. Cantrell, Engaged Capital Goes Activist on Del Frisco’s, Institutional Investor (December 6, 2018) (available at: https://www.institutionalinvestor.com/article/b1c4b6gm6k83pn/Engaged-Capital-Goes-Activist-on-Del-Frisco-s ) (accessed: July 29, 2019). Indeed, although Welling described Del Frisco’s mismanagement leading up to Engaged Capital’s acquisition campaign has having “cost shareholders dearly,” the Company’s CEO, Individual Defendant Abdallah, stands to cash out following the merger with total compensation in the neighborhood of $10 million. Proxy, 74.

50. Further, numerous parties (including L Catterton) had initially indicated interest in acquiring the Company for $9.00 or more per share, an amount that greatly exceeds the Merger Consideration contemplated in the Proposed Transaction. In light of the plainly superior consideration that these parties had offered, the Company effectively sold out its public shareholders in agreeing to the preclusive deal-protection devices contained in the Merger Agreement.

The Preclusive Deal Protection Devices

51. To the detriment of Del Frisco’s shareholders, the Individual Defendants agreed, in the Merger Agreement, to certain onerous and preclusive deal protection devices that operate conjunctively to make the Proposed Transaction a fait accompli and all but ensure that the Proposed Transaction is consummated and that no competing offers emerge for the Company.

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52. Section 5.3 of the Merger Agreement is a restrictive “no-shop” provision that prohibits the members of the Board from soliciting proposals relating to alternative offers or business combinations.

53. Section 5.3(a) of the Merger Agreement also strictly prohibits, except under extremely limited circumstances, the Individual Defendants from engaging in discussions or negotiations relating to proposals regarding alternative acquisitions or business combinations.

54. Section 5.3(b) of the Merger Agreement requires the Board to provide L Catterton with written notice of any alternative Acquisition Proposal within twenty-four (24) hours of its receipt. Section 5.3(c) and (d) likewise require the Board to provide prior written notice of at least five (5) business days of its intention to terminate the Merger Agreement in favor of any Superior Proposal and negotiate with L Catterton following L Catterton’s receipt of the notice, so that L Catterton has the opportunity to adjust the terms and conditions of the Merger Agreement so that the alternative Acquisition Proposal ceases to be a Superior Proposal.

55. In addition, the Merger Agreement provides that the Company will be required to pay to L Catterton a termination fee of $9,595,000.00 with respect to any termination under the No-Shop provisions of the Merger Agreement.

56. The Merger Agreement also provides that the Company will be required to reimburse L Catterton’s expenses up to $2,000,000 in the event that the Company’s public stockholders do not vote in favor of the Proposed Transaction.

57. Ultimately, these preclusive deal protection devices restrained and continue to restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company, and further restrain the Company’s public stockholders’ ability to disapprove the Proposed Transaction. The aggregate effect of these preclusive deal protection devices, viewed in light of the materially inadequate consideration offered for Del Frisco’s shares in the Proposed Transaction, supports an inference that the Board was not acting in good faith in approving the terms of the Merger Agreement.

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58. Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that the Company’s shareholders will continue to suffer absent judicial intervention.

The Proxy Omits Material Information

59. On July 23, 2019, Defendants filed a materially incomplete and misleading Preliminary Proxy Statement with the SEC. The special meeting of Del Frisco’s stockholders to vote on the Proposed Transaction is forthcoming. The Individual Defendants were obligated to carefully review the Proxy before it was filed with the SEC and disseminated to the Company’s stockholders to ensure that it did not contain any material misrepresentations or omissions. However, the Proxy misrepresents or omits material information that is necessary for the Company’s stockholders to make an informed voting decision in connection with the Proposed Transaction. Specifically, the Proxy omits two types of material information: (i) information regarding the background of the Proposed Transaction and the Individual Defendants’ potential conflicts of interest; and (ii) information regarding the assumptions and inputs that render Piper Jaffray’s fairness analysis materially false, misleading, or incomplete.

A.	The Proxy Omits Material Information Regarding the Background of the Proposed Transaction and the Individual Defendants’ Potential Conflicts of Interest

60. The Proxy fails to provide material information regarding the background of the merger that implicate potential conflicts of interest for Del Frisco’s’ directors.

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61. The Proxy does not state whether L Catterton was one of the 20 parties who expressed interest following the Company’s press release on December 20, 2018 that the Company had formed the Committee. This information is material to shareholders deciding whether to vote for the Proposed Transaction because, at these early stages, it would have been especially easy to steer negotiations towards L Catterton as a preferred potential counterparty.

62. The Proxy does not state what Reece and Candidate A’s relationships, if any, with Engaged Capital were or why Welling and Engaged Capital requested that they be appointed to the Board and the Committee on December 21, 2018. This information is material to shareholders deciding whether to vote in favor of the Proposed Transaction because Reece was ultimately appointed Chairman of the Committee during the negotiations and thus had a unique opportunity to steer negotiations towards L Catterton and away from other potential counterparties. This information is also material to shareholders deciding whether to vote in favor of the Proposed Transaction because Candidate A ultimately concluded that Candidate A had a conflict of interest. This information is also particularly material to shareholders because the Proxy further fails to disclose the nature of Candidate A’s conflict of interest, and also fails to disclose whether the facts underlying Candidate A’s conclusions that Candidate A had a conflict of interest were known to Welling, Abdallah, and/or Carter throughout their discussions of Candidate A as a potential member of the Committee and the Company’s Board.

63. The Proxy does not disclose whether L Catterton was one of the 87 parties that Piper Jaffray believed would be interested or one of the “four additional parties” that the Committee requested that Piper Jaffray add to its list of potential counterparties on January 23, 2019. This information is material to shareholders deciding whether to vote in favor of the Proposed Transaction because it is relevant to whether or not members of the Committee were attempting to steer negotiations towards L Catterton, particularly as the January 23, 2019 meeting occurred shortly before Reece was appointed to the Board and the Committee.

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64. Although Reece was appointed to the Board and the Committee on February 6, 2019, the Proxy does not state that he disclaimed conflicts of interest until February 8, 2019. Thus, the Proxy does not state what steps, if any, the Company took to ensure there were no conflicts of interest regarding making Reece the new Chairman of the Committee when Reece’s presence on the Board was apparently tied to the Board’s wish to avoid hostile takeover. The Proxy also does not state why Welling and Engaged Capital requested to have Reece on the Board or whether Reece had negotiated other Mergers where Engaged was a stockholder. This information is material to stockholders considering whether to vote in favor of the Proposed Transaction because any failure by the Committee and/or the Board to investigate the possibility that Reece was conflicted would suggest that the Committee and/or the Board were not motivated to maximize shareholder value.

65. The Proxy discloses that, at the Committee’s telephonic meeting with Company management, Piper Jaffray, and Kirkland on February 8, 2019, “[a]t the request of a representative of Kirkland, Reece confirmed that he had no agreements, arrangements or understandings, including with respect to compensation of any kind, with Engaged Capital, and that he otherwise had no actual or potential conflicts of interest with any of the Company’s directors, management, advisors, stockholders or interested parties in the sale process.” The Proxy does not state whether Reece had disclaimed the possibility of any conflicts of interest prior to being appointed Chairman of the Committee and a member of the Board. Again, this information is material to stockholders considering whether to vote in favor of the Proposed Transaction because any failure by the Committee and/or the Board to investigate the possibility that Reece was conflicted would suggest that the Committee and/or the Board were not motivated to maximize shareholder value.

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66. The Proxy also discloses that, at the February 8, 2019 meeting, Piper Jaffray updated the Committee on the sale process, reporting that 25 interested parties had executed confidentiality agreements, five financial sponsor parties had participated in introductory meetings, and 12 parties had declined to participate in the sale process, “citing, among other reasons, Company-specific reasons and macroeconomic (and recessionary) risks.” Id. The Proxy does not state whether the 25 interested parties that had executed confidentiality agreements were, in fact, subject to the material provisions of the standstill agreements in the form confidentiality agreements. The Proxy also does not state the “Company-specific reasons” that were cited by the parties that declined to participate. Knowing whether all of the confidentiality agreements contained the material provisions of the form standstill agreements is material to stockholders deciding whether to vote in favor of the Proposed Transaction because the existence of standstill agreements artificially reduces the trading price of common stock by suppressing the market forces that would otherwise allow purchasing to drive up the trading price. See, e.g., Enterra Corp. v. SGS Associates, 600 F. Supp. 678, 687-88 (E.D. Pa. 1985) (“Often an investor’s substantial purchases of the corporation’s stock initially will cause the market price of the stock to rise, and it becomes more costly for the investor to acquire additional stock.”). Knowing the “Company-specific reasons” that caused potential counterparties to decline to participate in the sales process on February 8, 2019 and February 15, 2019 is also material to stockholders deciding whether to vote in favor of the Proposed Transaction because stockholders need to independently evaluate whether these counterparties might have served as viable counterparties in the future in the event that the Company resolved the ”Company-specific reasons” that were cited.

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67. On February 22, 2019, the Board held an in-person meeting with Company management and Piper Jaffray. Proxy, 32. Piper Jaffray reported that 93 parties had been contacted, and that 41 of those parties had executed confidentiality agreements, and that 15 parties had declined to participate, “citing as additional reasons to those previously summarized, among others, public company valuation concerns and the relatively small market capitalization being below the targeted equity investment range for some financial sponsor parties.” Id. The Proxy does not state whether all of the 41 interested parties that had executed confidentiality agreements were, in fact, subject to the material provisions of the standstill agreements in the form confidentiality agreements. The Proxy also does not state what the “public company valuation concerns” were. Knowing whether all of the confidentiality agreements contained the material provisions of the form standstill agreements is material to stockholders deciding whether to vote in favor of the Proposed Transaction because the existence of standstill agreements artificially reduces the trading price of common stock by suppressing the market forces that would otherwise allow purchasing to drive up the trading price. Knowing the specific “public company valuation concerns” that caused potential counterparties to decline to participate in the sales process is also material to stockholders deciding whether to vote in favor of the Proposed Transaction because stockholders need to independently evaluate whether these counterparties might have served as viable counterparties in the future in the event that the Company resolved the ”public company valuation concerns” that were cited.

68. The Proxy also states that, at the February 22, 2019 meeting, the Board also “engaged in a detailed discussion and asked questions on, among other items, the underlying inputs and assumptions in the Company Projections,” (the “Initial Preliminary Company Projections”) and “provided comments on the CIM and the Company Projections and with such changes, authorized the distribution of the CIM and the Company Projections to interested parties in the sale process.” However, the Proxy fails to disclose the substance of this “detailed

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discussion,” the nature of the questions on the underlying inputs and assumptions in the projections, the comments that the Board required be addressed prior to distribution, or the effect these revisions would have on the Company’s valuation. This information is critical to shareholders considering how to vote on the Proposed Transaction because the fairness analysis turns on the underlying inputs and assumptions that are baked into the Company Projections. Further, as the Proxy provides the Revised Preliminary Company Projections but does not provide the Initial Preliminary Company Projections, it is impossible for shareholders to determine why the Company found it necessary to alter its projections. E.g., In re Saba Software, Inc., Cons. C.A. No. 10697-VCS, 2017 Del. Ch. LEXIS 52, at *27 (Del. Ch. Ct. Mar. 31, 2017) (“Management projections are clearly material to stockholders when deciding whether to vote for a merger.”).

69. The Proxy also states that Piper Jaffray reviewed with the Committee the “finalized CIM that reflected comments” from the Board on March 1, 2019, but fails to disclose how the Company Projections in the “finalized CIM” (the “Revised Preliminary Company Projections”) were different from the Initial Preliminary Company Projections. Again, this information is critical to shareholders considering how to vote on the Proposed Transaction because the fairness analysis turns on the underlying inputs and assumptions that are baked into the Company Projections. Further, as the Proxy provides the Revised Preliminary Company Projections but does not provide the Initial Preliminary Company Projections, it is impossible for shareholders to determine why the Company found it necessary to alter its projections. Further, the Proxy states that the CIM contemplated proposals to acquire the Company outright and also proposals to acquire its various dining concepts individually but does not disclose whether the bid process letter contemplated merger proposals that included stock-based compensation or just

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cash-based compensation. This information is material to shareholders deciding whether to vote for the Proposed Transaction because it is possible that some potential counterparties would have provided greater consideration through a stock-based merger rather than a cash acquisition. Indeed, requiring a cash acquisition rather than stock-based consideration may have reduced the competitiveness of bids by certain potential counterparties (e.g., Party K) which were removed from consideration because of difficulty in arranging the upfront equity financing attendant to an all-cash proposal.

70. The Proxy states that, on March 15, 2019, at the request of Kirkland, “each of the directors and members of the Company’s management disclosed their respective relationships, if any, with various interested parties that were then participating in the sale process,” none of which “necessitated the Committee to consider changing the composition of the Committee or a recusal of its members’ involvement in any portion of the sale process.” The Proxy does not disclose the relationships themselves and does not state whether these relationships had previously been disclosed to the Company prior to Kirkland’s request. Information regarding the nature, extent, and timing of disclosure of such relationships is material to shareholders considering whether to vote in favor of the Proposed Transaction because the existence of previously-undisclosed conflicts of interest may have caused certain members of the Board or management to steer a potential transaction away from certain potential counterparties prior to March 15, 2019.

71. The Proxy states that Piper Jaffray presented its preliminary valuation analyses of the Company based on the Company Projections on March 22, 2019, but does not disclose whether Piper Jaffray also performed a valuation analysis of the Company based on the Initial Preliminary Company Projections or only based on the Revised Preliminary Company Projections, and if so, how the valuation of the Company was different based on the inputs and

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assumptions underlying the Initial Preliminary Company Projections as compared to the inputs and assumptions underlying the Revised Preliminary Company Projections. This information is material to shareholders deciding whether to vote in favor of the Proposed Transaction because, if Piper Jaffray performed valuation analyses based on the Initial Preliminary Company Projections, the results of those analyses would be material to shareholders.

72. The Proxy states that, on March 31, 2019, Party K submitted a proposal to purchase the Company for $9.50 per share but that the Committee decided that Party K should not move into the next round of the sales process because of it lacked equity financing to fund its proposal. The Proxy fails to disclose whether Party K’s proposal indicated how Party K anticipated financing its proposal. This information is material to shareholders deciding whether to vote in favor of the Proposed Transaction because the merger consideration contemplated by Party K’s proposal was plainly superior to the Merger Consideration ultimately contemplated in the Proposed Transaction, and if Party K’s proposal indicated how Party K anticipated financing its proposal, shareholders may think the Merger Consideration in the Proposed Transaction is inadequate as a result of the Committee’s decision not to allow Party K to move to the next round.

73. The Proxy states that Piper Jaffray provided the Company with an updated disclosure of its material investment banking relationships with the seven interested parties in the sale process on April 23, 2019 but fails to disclose the actual material investment banking relationships with the seven interested parties. Potential conflicts of interest on the part of the Company’s financial advisor are clearly material to a shareholder deciding whether to vote in favor of the Proposed Transaction, particularly where Piper Jaffray has provided financial advisory and financing services to L Catterton and/or its affiliates. See, Proxy, B-2.

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74. The Proxy states that, on April 29, 2019, Party L submitted a non-binding preliminary proposal to acquire the Company for $9.00-$11.00 per share in cash, and that Party L was permitted to move forward to the next round of the sale process. The Proxy fails to disclose whether Party L’s proposal indicated how Party L anticipated financing its proposal. This information is material to shareholders considering how to vote on the Proposed Transaction because the potential lack of equity financing was purportedly the reason that Party K was not allowed to move forward to the next round of the sale process even though the consideration contemplated by its proposal overlapped with the consideration contemplated by Party L’s proposal.

75. The Proxy states that, a news story was released on May 20, 2019 stating that “the Company received proposals to acquire the Company for approximately $9.00 per share.” The Proxy does not state whether this information was leaked to the press by, or on behalf of, the Company. This information is material to stockholders considering whether to vote in favor of the Proposed Transaction because this information may have been deliberately leaked in order to put pressure to effectuate merger immediately rather than through a more deliberate process by which Del Frisco’s could have fully considered all offers, including offers providing for merger consideration that was superior to L Catterton’s.

76. The Proxy states that, on May 22 and May 23, 2019, Party A proposed to purchase the Company for $8.75 per share and that Party A “subsequently” sent a revised updated proposal of $8.75 to $10.00 per share (with a specified midpoint price of $9.38 per share). The Proxy fails to disclose when Party A made this “subsequent” proposal. This information is material to shareholders considering how to vote on the Proposed Transaction because the merger consideration contemplated in Party A’s initial and “subsequent” proposals is plainly superior to the merger consideration contemplated in the Proposed Transaction.

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77. The Proxy states that, on May 24, 2019, the Committee directed Piper Jaffray to distribute to the interested parties the proposed draft merger agreement and request that such interested parties submit any comments by June 12, 2019 “to review and potentially engage with interested parties on the material terms of the proposed merger agreement in advance of the final proposal deadline.” Proxy, 38. The Proxy fails to disclose whether this proposed draft merger agreement included no-shop, go-shop, or keep-shop provisions. This information is material to shareholders because the no-shop provision to which the Company ultimately agreed is inherently restrictive, and is especially so in light of the fact that the Company agreed to this provision before other potential counterparties made their final and revised acquisition proposals, and the failure to negotiate at least a go-shop or keep-shop period could indicate that the Company was just trying to complete a cash sale as soon as possible.

78. The Proxy states that, L Catterton submitted its final proposal to acquire the Company for $7.50 per share on June 19, 2019, and that the consideration contemplated by this proposal was “a decrease from the initial proposal of $9.00 per share, which L Catterton attributed to, among other reasons, unanticipated transaction costs and expenses, severance payments, and increases in the Company’s outstanding indebtedness and capitalization, which in the aggregate, L Catterton calculated to be over $50 million.” The Proxy fails to disclose whether the severance payments were “unanticipated” because the Company was negotiating them with management or directors while the merger price was being negotiated. The Proxy also does not state why the other items were “unanticipated” at the time L Catterton submitted its Second-Round proposal, after L Catterton had done due diligence. This information is clearly material to shareholders considering how to vote on the Proposed Transaction because it directly reduced the Merger Consideration in the Proposed Transaction and likely should have been discovered during the due diligence period.

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79. The Proxy states that, on June 21, 2019, Piper Jaffray presented on and concluded that a sale of the Company to a single buyer, as presented by the transaction with L Catterton, would be in the best interests of the Company’s stockholders relative to the other strategic alternatives considered, including the Company’s standalone plan, but agreed that in the event the sale of the Company is no longer a viable option, the sale of bartaco coupled with operational changes at the Company should be given serious consideration.” The Proxy fails to disclose whether Company management, the Board, or Piper Jaffray attempted to quantify or estimate the amount of the break-up costs. This information is material to shareholders considering how to vote on the Proposed Transaction because if the Company or its financial advisors had attempted to quantify or estimate the amount of these break-up costs, such amounts would be material to shareholders in determining whether shareholder value would be maximized through a sale of dining concepts or acquisition of the Company outright pursuant to the Proposed Transaction.

80. The Proxy states that, at the second Board meeting on June 23, 2019, the Board noted that the voting agreement between Engaged Capital and L Catterton was “nearly finalized and would permit Engaged Capital to sell its shares of the Company’s common stock on the open market after 10 business days from the date of signing the merger agreement at a price below $8.00 per share.” The Proxy does not state whether the “nearly finalized” agreement contemplated a specific upper-bound to the price that was below $8.00 per share or permitted Engaged Capital to sell its shares at any “price below $8.00 per share.” This information is material to stockholders deciding how to vote on the Proposed Transaction because the maximum per-share consideration contemplated in the standstill voting agreement could affect the trading price of the Company’s stock during the period leading up to the Shareholder Vote.

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B.	The Proxy Omits Material Information Regarding Financial Projections, Inputs, and Assumptions for Various Financial Valuations and the Company’s Financial Advisors’ Potential Conflicts of Interest

81. The Proxy describes Piper Jaffray’s Fairness Opinion and the various valuation analyses that Piper Jaffray performed to render its opinion. However, the Proxy fails to provide enough information regarding the necessary data, support for conclusions, or the existence of, or basis for, the underlying assumptions that underpin the fairness analysis. Specifically, the Proxy does not disclose enough information regarding the financial projections, inputs and assumptions for various financial valuations, and Piper Jaffray’s potential conflicts of interest. Without this information, stockholders cannot replicate the analyses, confirm the valuations, evaluate Piper Jaffray’s opinion that the consideration offered to the Company’s shareholders in the Proposed Transaction is fair, or accurately assess the reliability of the Fairness Opinion. The informative value of the Fairness Opinion is not in its conclusions, but in the valuation analyses that support them. These key inputs, which were baked into those conclusions, must also be fairly disclosed.

82. The Proxy fails to provide all of the financial projections provided by management. Indeed, the Proxy fails to provide any of the Initial Preliminary Company Projections. Furthermore, the Proxy contains no explanation of why the Company instructed Piper Jaffray to alter its inputs and assumptions and create the Revised Preliminary Company Projections.

83. Further, the Proxy fails to provide all of the financial projections provided by management with regard to the Revised Preliminary Company Projections and the Final Company Projections with regard to the fairness analyses, for fiscal years ending 2019 through 2023, for the following items: (i) Taxes (or tax rate), (ii) Stock-based compensation expense, (iii) Changes in net working capital, (iv) Capital expenditures, (v) Incremental Barcelona and bartaco

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synergies; (vi) Any other line items used in the calculation of unlevered free cash flow, and (vii) Unlevered free cash flow. With respect to financial projections, directors are obligated to provide complete valuation metrics to shareholders, particularly in cash-out transactions where non-GAAP metrics were used by the banker, since such metrics are not uniformly defined and shareholders are therefore unable to assess the utility and legitimacy of the actual metrics without seeing the underlying components.

84. With respect to Piper Jaffray’s Selected Public Companies Analysis beginning on Page 60, the Proxy fails to disclose the reason Piper Jaffray set the “cutoff” for inclusion at market capitalization of at least $100.0 million, the reason Piper Jaffray did not set a “cutoff” for inclusion based on a maximum market capitalization, and the actual market capitalization for each individual company included in its analysis. The Proxy further fails to disclose the basis for Piper Jaffray’s selected range of multiples for the selected companies and why Piper Jaffray selected these ranges, and the individual multiples for the selected companies or even any measurement of central tendency. This information is important for shareholders considering the Selected Public Companies Analysis because its conclusions turn on the multiples of the companies that were selected, and without knowing whether any outliers were erroneously included, it is impossible to determine how much weight can be placed in its conclusions. Further, the conclusions of the Selected Public Companies Analysis are particularly sensitive to the inclusion of outlier companies because the data are summarized only by Range, which implicates the possibility that outliers may greatly skew the results. Indeed, the Implied Equity Value results in the analysis are borderline meaningless because of the enormous range of implied equity values.

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85. With respect to Piper Jaffray’s Selected Precedent Transactions Analysis beginning on Page 61, the Proxy fails to disclose the reason Piper Jaffray set the “cutoff” for inclusion at market capitalization of at least $100.0 million, the reason Piper Jaffray did not set a “cutoff” for inclusion based on a maximum market capitalization, the reason Piper Jaffray selected a “cutoff” date of January 1, 2007, and the actual market capitalization for each individual company included in its analysis. The Proxy also fails to disclose the basis for Piper Jaffray’s selected range of multiples for the selected companies and why Piper Jaffray selected these ranges. The Proxy Statement also fails to disclose the P/E and Revenue multiples of the selected companies. The Proxy Statement also fails to disclose the date of each transaction and the individual EBITDA multiples for each transaction or even any measurement of central tendency. This information is important for shareholders considering the Selected Precedent Transactions Analysis because its conclusions turn on the target transactions, and without knowing all of the independent criteria used in determining whether a company was “generally relevant,” it is impossible to determine whether any outliers were erroneously included. Further, the conclusions of the Selected Precedent Transactions Analysis are particularly vulnerable to the inclusion of outlier transactions or failure to include relevant transactions because the data are summarized only by Range, which implicates the possibility that outlier transactions may greatly skew the results. Indeed, the Implied Equity Value results in the analysis are borderline meaningless because of the enormous range of implied equity values.

86. With respect to Piper Jaffray’s Discounted Cash Flow Analysis beginning on Page 62, the proxy fails to disclose: (i) the value of the Company’s NOLs accounted for in this analysis, if at all; (ii) a full sensitivity table; (iii) the entire range of discount rates, growth rates, and projected unlevered, after-tax free cash flows; (iv) the actual number of fully diluted shares of the Company; and (v) the rationale and basis: for applying the selected range of EBITDA exit

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multiples of 7.0x to 9.0x when the Selected Precedent Transactions Analysis provided a much broader range. This information is material to stockholders because it pertains directly to the intrinsic value of the Company’s common stock. The Proxy further fails to disclose whether and, if so, how the results of Piper Jaffray’s Discounted Cash Flow Analysis would have been different under the inputs and assumptions underlying the Initial Preliminary Company Projections rather than the inputs and assumptions underlying the Final Company Projections.

87. With respect to Piper Jaffray’s Premiums Paid Analysis beginning on Page 63, the Proxy discloses that Piper Jaffray “reviewed publicly available information for selected completed or pending precedent transactions to determine the premiums paid in the transactions over recent trading prices of the target companies prior to announcement of the transaction,” based on “companies operating in the broader U.S. consumer industry, including apparel, consumer products, consumer services, food & beverage, restaurants and retail; and transactions that were announced between January 1, 2016 and the date of Piper Jaffray’s opinion and subsequently closed or were in the process of closing.” The Proxy fails to disclose; however, the individual premia paid in each transaction and fails to summarize the individual premium paid in each transaction other than by Range and Median. The Proxy also fails to disclose whether and, if so, how the premia paid in these transactions varied by industry. This information is material to shareholders in determining the reliability of the Premiums Paid Analysis because of the broad range in premium paid across these transactions. Without knowing the individual premium paid in each transaction, it is impossible to determine where the premium that should have been paid in the Proposed Transaction falls within the broad range of results in the Premiums Paid Analysis.

88. If a Proxy discloses financial projections and valuation information, such projections must be complete and accurate. The question here is not the duty to speak, but liability for not having spoken enough. With regard to future events, uncertain figures, and other so-called soft information, a company may choose silence or speech elaborated by the factual basis as then known—but it may not choose half-truths. See Campbell v. Transgenomic, et al.,

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No. 18-2198 (8th Cir., March 1, 2019) (noting that “half-truths” are actionable misrepresentations under securities laws and collecting cases). Accordingly, Defendants have disclosed some of the information related to the projections relied upon by Defendants’ financial advisors but have omitted crucial line items and reconciliations. Thus, Defendants’ omission renders the projections disclosed in the Proxy misleading.

89. The Proxy also fails to fully disclose all potential conflicts-of-interest for Piper Jaffray. This conflict of interest information is material to shareholders because it directly informs shareholders as to how much weight they should give to Piper Jaffray’s Fairness Opinion. Page 66 of the Proxy discloses that Piper Jaffray’s fee is “currently estimated to be approximately $7.2 million from the Company” but fails to disclose why the fee is “estimated” at an approximate amount rather than contemplated to be a precise one.

90. Further, Page 66 of the Proxy also discloses that Piper Jaffray may “in the future, provide investment banking and financial advisory services to the Company or Parent or entities that are affiliated with the Company or Parent, for which Piper Jaffray would expect to receive compensation,” but fails to disclose whether any services are, in fact, mutually understood to be contemplated at this time between Piper Jaffray and Del Frisco’s and/or L Catterton.

91. Defendants’ failure to provide the foregoing material information renders the statements in the Proxy false and/or materially misleading.

92. In sum, the omission of the above-referenced information renders the Proxy materially incomplete and misleading, in contravention of the Exchange Act. Absent disclosure of the foregoing material information prior to the upcoming stockholder vote concerning the Proposed Transaction, Plaintiff and the Company’s other public shareholders will be unable to make an informed decision regarding whether to vote their shares in favor of the Proposed Transaction, and they are thus threatened with irreparable harm, warranting the injunctive relief sought herein.

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COUNT I

(Against All Defendants for Violations of Section 14(a) of the Exchange Act and Rule 14a-9)

93. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

94. Section 14(a)(1) of the Exchange Act makes it “unlawful for any person, by the use of the mails or by any means or instrumentality of interstate commerce or of any facility of a national securities exchange or otherwise, in contravention of such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors, to solicit or to permit the use of his name to solicit any Proxy or consent or authorization in respect of any security (other than an exempted security) registered pursuant to section 78l of this title.” 15 U.S.C. § 78n(a)(1).

95. Rule 14a-9, promulgated by the SEC pursuant to Section 14(a) of the Exchange Act, provides that Proxy communications shall not contain “any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading.” 17 C.F.R. § 240.14a-9.

96. The omission of information from a Proxy will violate Section 14(a) and Rule 14a-9 if other SEC regulations specifically require disclosure of the omitted information.

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97. Defendants have issued the Proxy with the intention of soliciting the Company’s common stockholders’ support for the Proposed Transaction. Each of the Individual Defendants reviewed and authorized the dissemination of the Proxy, which fails to provide critical information regarding, amongst other things: (i) complete and accurate financial projections for Del Frisco’s; (ii) complete and accurate valuation analyses performed by Piper Jaffray in support of its fairness opinion; and (iii) potential conflicts of interest on the part of the Individual Defendants and Piper Jaffray with respect to the Proposed Transaction.

98. In so doing, Defendants made untrue statements of fact and/or omitted material facts necessary to make the statements made not misleading. Each of the Individual Defendants, by virtue of their roles as officers and/or directors, were aware of the omitted information but failed to disclose such information, in violation of Section 14(a). The Individual Defendants were therefore negligent, as they had reasonable grounds to believe material facts existed that were misstated or omitted from the Proxy, but nonetheless failed to obtain and disclose such information to the Company’s stockholders although they could have done so without extraordinary effort.

99. The Individual Defendants knew or were negligent in not knowing that the Proxy is materially misleading and omits material facts that are necessary to render it not misleading. The Individual Defendants undoubtedly reviewed and relied upon most if not all of the omitted information identified above in connection with their decision to approve and recommend the Proposed Transaction; indeed, the Proxy states that Piper Jaffray reviewed and discussed its financial analyses with the Board, and further states that the Board considered the financial analyses provided by Piper Jaffray, as well as its fairness opinion and the assumptions made and matters considered in connection therewith. Further, the Individual Defendants were privy to and had knowledge of the projections for the Company and the details surrounding the process leading up to the signing of the Merger Agreement. The Individual Defendants knew or were negligent in not knowing that the material information identified above has been omitted from the Proxy,

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rendering the sections of the Proxy identified above to be materially incomplete and misleading. Indeed, the Individual Defendants were required to, separately, review Piper Jaffray’s analyses in connection with their receipt of the fairness opinions, question Piper Jaffray as to its derivation of fairness, and be particularly attentive to the procedures followed in preparing the Proxy and review it carefully before it was disseminated, to corroborate that there are no material misstatements or omissions.

100. The Individual Defendants were, at the very least, negligent in preparing and reviewing the Proxy. The preparation of a Proxy by corporate insiders containing materially false or misleading statements or omitting a material fact constitutes negligence. The Individual Defendants were negligent in choosing to omit material information from the Proxy or failing to notice the material omissions in the Proxy upon reviewing it, which they were required to do carefully as the Company’s directors. Indeed, the Individual Defendants were intricately involved in the process leading up to the signing of the Merger Agreement and preparation and review of the Company’s financial projections.

101. The Company is also deemed negligent as a result of the Individual Defendants’ negligence in preparing and reviewing the Proxy.

102. The misrepresentations and omissions in the Proxy are material to Plaintiff, who will be deprived of their right to cast an informed vote if such misrepresentations and omissions are not corrected prior to the Stockholder Vote. Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

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COUNT II

(Against the Individual Defendants for Violations of Section 20(a) of the Exchange Act)

103. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

104. The Individual Defendants acted as controlling persons of the Company within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of the Company, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the incomplete and misleading statements contained in the Proxy filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that Plaintiff contends are materially incomplete and misleading.

105. Each of the Individual Defendants was provided with or had unlimited access to copies of the Proxy and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

106. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the Exchange Act violations alleged herein, and exercised the same. The Proxy contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in preparing this document.

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107. In addition, as the Proxy sets forth at length, and as described herein, the Individual Defendants were involved in negotiating, reviewing, and approving the Merger Agreement. The Proxy purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

108. By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

109. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(a) and Rule 14a-9 by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

110. Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A. Preliminarily enjoining Defendants and all persons acting in concert with them from proceeding with the Stockholder Vote or consummating the Proposed Transaction, unless and until the Company discloses the material information discussed above which has been omitted from the Proxy;

B. Directing the Defendants to account to Plaintiff for all damages sustained as a result of their wrongdoing;

C. Awarding Plaintiff, the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

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D. Granting such other and further relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury on all issues so triable.

Dated: August 1, 2019

MONTEVERDE & ASSOCIATES PC

/s/ Juan E. Monteverde
Juan E. Monteverde (JM-8169)
OF COUNSEL:	The Empire State Building
350 Fifth Avenue, Suite 4405
ADEMI & O’REILLY, LLP	New York, NY 10118
Guri Ademi	Tel:(212) 971-1341
Jesse Fruchter	Fax:(212) 202-7880
3620 East Layton Avenue	Email: jmonteverde@monteverdelaw.com
Cudahy, Wisconsin 53110
Tel: (414) 482-8000
Fax: (414) 482-8001	Attorneys for Plaintiff
Email: gademi@ademilaw.com
jfruchter@ademilaw.com

Attorneys for Plaintiff

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